SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 2, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609	PG&E Corporation	California	94-3234914
333-66032	PG&E National Energy Group, Inc.	Delaware	94-3316236
PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105	PG&E National Energy Group, Inc. 7600 Wisconsin Avenue Bethesda, Maryland

(Address of principal executive offices) (Zip Code)

PG&E Corporation (415) 267-7000		PG&E National Energy Group, Inc. (301) 280-6800

(Registrant's telephone number, including area code)

Item 5. Other Events

A. GenHoldings I, LLC

As previously disclosed, GenHoldings I, LLC (GenHoldings), an indirect subsidiary of PG&E National Energy Group, Inc. (PG&E NEG), failed to make equity contributions to fund construction of the Harquahala, Covert, and Athens generating projects as required by the GenHoldings credit agreement (the Equity Default).  In November and December 2002, GenHoldings’ lenders executed waivers and amendments to the credit agreement under which they agreed to continue to waive GenHoldings’ Equity Default until March 31, 2003.

In connection with the lenders’ waiver of this and other defaults and additional funding commitments, PG&E NEG has agreed to cooperate with any reasonable proposal by the lenders regarding disposition of the equity in or assets of any or all of the PG&E NEG subsidiaries holding the Athens, Covert, Harquahala, and Millennium projects (the Projects).

As of March 21, 2003, the lenders executed a waiver letter extending to June 30, 2003, the waiver of GenHoldings’ Equity Default.  In addition, the waiver letter also waives other existing defaults in order to permit the continued availability of loan facilities to fund construction and operation of the Projects until such time as a transfer of the Projects to the GenHoldings lenders may be completed.  Further waivers will be necessary, however, to allow payments to be made to The Shaw Group, Inc. (Shaw) under the Covert and Harquahala engineering, procurement and construction contracts and to certain other contractors.  (As previously reported, Shaw has provided a notice of termination of these contracts. The lenders, PG&E NEG and the project subsidiaries have contested Shaw's purported notice of termination.)

The waiver letter also extends the deadline for the transfer to June 30, 2003.  An event of default will occur if such transfer is not accomplished by such deadline.  Such a default would trigger lender remedies, including the right to foreclose on the Projects.

Under the executed waiver, PG&E NEG has re-affirmed its guarantee of GenHoldings’ obligation to make remaining equity contributions of approximately $355 million to the Harquahala, Covert, and Athens projects.  Neither PG&E NEG nor GenHoldings currently expects to have sufficient funds to make this payment.  The requirement to pay $355 million remains an obligation of PG&E NEG that would survive the transfer of the Projects.

B. Options to Purchase Shares of PG&E NEG

PG&E Corporation and PG&E NEG have previously disclosed that certain lenders of PG&E Corporation had received an option to purchase up to 3 percent of the shares of PG&E NEG in connection with PG&E Corporation’s credit agreement dated March 1, 2001, and that on February 25, 2003, General Electric Capital Corporation, or GECC, exercised the options it held, representing 1.8 percent of the common stock of PG&E NEG.  In PG&E NEG'S and PG&E Corporation's Annual Reports on Form 10-K (including the portions of PG&E Corporation’s Annual Report to Shareholders that were incorporated by reference into PG&E Corporation’s Annual Report on Form 10-K), PG&E NEG and PG&E Corporation disclosed that the remaining options held by the other lenders under the March 1, 2001 credit agreement, representing 1.2 percent of the common stock of PG&E NEG, were required to be exercised by March 1, 2003 and that such options had therefore expired. After reconsideration of the operative documents, it has been determined that the additional options did not expire.  On March 27 and March 28, 2003, the other lenders timely exercised their options.  Thus, 3 percent of the equity of PG&E NEG is now owned by GECC, Lehman Brothers, Inc. and the other lenders under the March 1, 2001 PG&E Corporation credit agreement.

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits

Exhibit 99.1 - Waiver Letter dated as of March 21, 2003, among GenHoldings I, LLC, various lenders identified as the GenHoldings Lenders, the Administrative Agent, and acknowledged and agreed to by PG&E National Energy Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: LINDA Y.H. CHENG

LINDA Y.H. CHENG Corporate Secretary

PG&E NATIONAL ENERGY GROUP, INC.
By: THOMAS B. KING

THOMAS B. KING President

Date:  April 2, 2003

EXHIBIT INDEX

Exhibit No.	Description of Document

99.1

Waiver Letter dated as of March 21, 2003, among GenHoldings I, LLC, various lenders identified as the GenHoldings Lenders, the Administrative Agent, and acknowledged and agreed to by PG&E National Energy Group, Inc.